Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GSR II METEORA ACQUISITION CORP.

May 25, 2023

GSR II METEORA ACQUISITION CORP., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.     The name of the Corporation is “GSR II Meteora Acquisition Corp.” The original certificate of incorporation of the Corporation was filed under the name “GLA Meteora Acquisition Corp.” with the Secretary of State of the State of Delaware on October 14, 2021, as amended by the filing of the Corporation’s first certificate of amendment with the Secretary of State of the State of Delaware on December 21, 2021, as further amended by the filing of the Corporation’s second certificate of amendment with the Secretary of State of the State of Delaware on December 28, 2021, as further amended by the filing of the Corporation’s third certificate of amendment with the Secretary of State of the State of Delaware on January 12, 2022, and as amended and restated by the filing of the Corporation’s first amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 28, 2022 (the “Certificate of Incorporation”);

2.     This amendment (the “Amendment”) to the Certificate of Incorporation further amends the Certificate of Incorporation;

3.     This Amendment to the Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”);

4.     The text of Section 9.1(b) of Article IX of the Certificate of Incorporation is hereby amended by deleting the following words:

“within 15 months (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial business combination has been extended in accordance Section 9.1(c)) from the closing of the Offering”

and replacing them with the words:

“by July 1, 2023, which date the Company may extend to complete its initial Business Combination with eight (8) one-month extensions (each an “Extension Date”) to March 1, 2024 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, on the next date upon which the Office of the Delaware Division of Corporations shall be open for business), by resolution of the Board, if requested by the Sponsor, upon five (5) days’ advance notice prior to the applicable Extension Date (the “Deadline Date”)”;

5.     The text of Section 9.1(c) of Article IX of the Certificate of Incorporation is hereby amended by deleting the following words:

“(c) In the event that the Corporation has not consummated an initial Business Combination within 12 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination up to two times without stockholder approval, each for an additional three months, for an aggregate of 6 additional months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $1,250,000 (or $1,437,500 if the underwriters’ over-allotment option is exercised in full) for each such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.”

and replacing them with the words:

[Reserved].;

6.     The text of Section 9.2(d) of Article IX of the Certificate of Incorporation is hereby amended by deleting the following words:

“within 15 months (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial business combination has been extended in accordance with the procedures described in the Prospectus) from the closing of the Offering”

and replacing it with the following:

“by the Deadline Date”; and

7.     The text of Section 9.7 of Article IX of the Certificate of Incorporation is hereby amended by deleting the following words:

“within 15 months (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial business combination has been extended in accordance with the procedures described in the Prospectus) from the date of the closing of the Offering”

and replacing them with the words:

“by the Deadline Date”.

[Signature Page Follows]

IN WITNESS WHEREOF, GSR II Meteora Acquisition Corp. has caused this Amendment to be duly executed in its name and on its behalf by an authorized officer as of this day of May 25, 2023.

GSR II METEORA ACQUISITION CORP.

By:	/s/ Lewis Silberman
Name:	Lewis Silberman
Title:	Co-Chief Executive Officer

[Signature Page to Certificate of Amendment]